Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of March 23, 2015, by and between Indoor Harvest, Corp. (INQD) (the "Company"), and Smallcapvoice.com, Inc., a Texas Corporation with its principal offices at 202 Walton Way Suite # 192-224 Cedar Park TX 78613 (the "Consultant").

RECITALS

1. Consultant has expertise in the area of the Company's business and is willing to provide general corporate consulting services to the Company.

2. The Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Engagement.

a.	The Company hereby engages Consultant to render, as an independent contractor, the consulting services described in Exhibit A hereto and such other services as may be agreed to in writing by the Company and Consultant from time to time.

b.	Consultant hereby accepts the engagement to provide consulting services to the Company on the terms and conditions set forth herein.

Term. The term of this Agreement shall be thirty (30) days commencing on March 31, 2015.

2.	Compensation.

a.	In consideration of the services to be performed by Consultant, the Company agrees to pay Consultant in the manner and at the rates set forth in Exhibit A.

b.	Out of pocket expenses incurred by Consultant that are authorized by the Company in advance in writing shall be reimbursed by the Company to Consultant.

3.	Confidential Information and Assignments. Consultant acknowledges that the confidential and proprietary information and data (which shall mean information or data not known or generally available to the public) obtained by him during the course of his performance under this Agreement (or his work prior to the date hereof for the Company) concerning the Company's business, affairs, products, inventions, processes, techniques, equipment, machinery, apparatus, business operations, technical information, drawings, specifications, materials, know how, and the like, and any knowledge or information developed by Consultant as a result of performing services hereunder (collectively referred to as the "CONFIDENTIAL INFORMATION"), are all the sole property of the Company. Consultant agrees to hold all Confidential Information in confidence and not to disclose the same, without the prior written consent of the Company, to anyone for any reason at any time (unless so required by law or legal process, and then only after written notice to the Company and a reasonable opportunity for the Company to challenge, at its cost, such disclosure). Consultant shall not, directly or indirectly, use or permit the use of any Confidential Information for any purpose, other than performing the Services hereunder, without the written consent of Company. Consultant shall use his best efforts to prevent publication, disclosure or other use or transmission of any Confidential Information. Upon the termination or expiration of this Agreement, or earlier if requested by the Company, Consultant agrees to return to the Company all Confidential Information in the possession of Consultant, regardless of the form of such Confidential Information. This Confidential Information and Assignments clause shall commence shall be in full force and effect for a period of 2 (two) years.

4.	Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iv) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

5.	Entire Agreement. This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

6.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a representative of the Company duly authorized.

7.	Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

8.	Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

9.	Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

10.	Compliance with Law. In connection with his services rendered hereunder, Consultant agrees to abide by all federal, provincial, and local laws, ordinances and regulations.

11.	Independent Contractor. The relationship between Consultant and the Company is that of independent contractor under a "work for hire" arrangement. All work product developed by Consultant shall be deemed owned and assigned to the Company. This Agreement is not authority for Consultant to act for the Company as its agent or make commitments for the Company. Consultant will not be eligible for any employee benefits, nor will the company make deductions from fees to the Consultant for taxes, insurance, bonds or the like. Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

12.	Taxes. Consultant agrees to pay all appropriate local taxes.

13.	Governing Law. This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by the laws of Travis County Texas.

Indoor Harvest, Corp. (INQD)	SmallCapVoice.com, Inc.
By: /s/ Chad Sykes	By: /s/ Stuart Smith
Name: Chad Sykes	Name: Stuart Smith
Title: CEO	Title: CEO

SCHEDULE "A"
30 Days SmallCapVoice.com;

Manage third party marketing and advertising campaigns with $25,000 budget.

Distribute all CLIENT press releases, audio interviews, and market updates by email to our SmallCapVoice.com double opt-in database of targeted investors.

Create weekly blog covering various aspects of the CLIENT business model and industry.

Conduct weekly social media campaigns via Twitter and Facebook.

Create video and media presentations for the CLIENT to be housed at YouTube.com. We can create a customizable and branded YouTube.com channel for the CLIENT as well at no extra charge.

Contact via email and telephone SmallCapVoice.com's list of portfolio managers, traders, brokers, and analysts on behalf of CLIENT.

Feature CLIENT in Internet Chat Broadcasts and Financial Pod Casts;

Add all CLIENT audio content to major Pod Cast portals like iTunes, Yahoo Finance, StreetIQ and more.

Produce and distribute a CLIENT Investor Fact Sheet outlining recent news headlines, a client overview, a summary on industry trends, and a SmallCapVoice commentary which is sent to a SmallCapVoice.com proprietary opt-in database of accredited, qualified OTC investors as well as to the SmallCapVoice.com website subscribers.

1.	Compensation

Due Upon Execution of this Agreement: The Company shall pay Consultant a total of $25,000.00 and 25,000 of Indoor Harvest, Corp. (INQD) restricted shares subject to Rule 144 of the Securities Act of 1933 ("The Payment Shares") for thirty days of services rendered on behalf of the Company under this Agreement. The company agrees to maintain its eligibility for rule 144 filings with the SEC at all times.

The Payment Shares issued to SCV shall be deemed to be a non-refundable, non-apportionable, and a non-ratable retainer. These shares will have piggy back registration rights alongside any other common shares registered, but not to include registration of a different series of securities, and are to be delivered to SCV, in a timely manner, upon the signing of this agreement.

The Payment Shares are deemed earned upon execution of this Agreement and are given to SCV for the purpose of securing SCV's availability to perform the services outlined herein. If the Company decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that SCV will not be requested or demanded by the Company to return any of the Payment Shares.

Under no circumstances shall the Client directly or indirectly take any action or fail to take action when necessary that would interfere with tradability of said shares, including but not limited to, placing a stop transfer or cancellation order on said shares without the written consent of the Consultant.